Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

FRP - Q1 2009 FairPoint Communications, Inc. Earnings Conference Call

Event Date/Time: May 06, 2009 / 12:30PM  GMT

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CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications, Inc. - VP, IR

Gene Johnson

FairPoint Communications, Inc. - Chairman, CEO

Peter Nixon

FairPoint Communications, Inc. - President

Al Giammarino

FairPoint Communications, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Simon Flannery

Morgan Stanley - Analyst

David Barden

Bank of America - Analyst

Ana Goshko

Bank of America - Analyst

David Sharret

Barclays Capital - Analyst

Tom Seitz

Barclays Capital - Analyst

Thomas Egan

JPMorgan - Analyst

PRESENTATION

Operator

Good morning, my name is Brandy and I’ll be your conference operator today. At this time, I would like to welcome everybody to the FairPoint Communications first quarter 2009 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. (Operator Instructions) Thank you. I would now like to turn the call over to Brett Ellis, Vice President, Investor Relations. Sir, you may begin your conference.

Brett Ellis  - FairPoint Communications, Inc. - VP, IR

Thank you. Good morning everyone and thank you for joining the FairPoint first quarter earnings conference call. Participating on today’s call are Gene Johnson, our Chief Executive Officer, Peter Nixon, our President and Al Giammarino, our Chief Financial Officer.

Before we begin, I would like to remind you that certain statements made during this conference call which are not based on historical fact may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filing with the Securities and Exchange Commission including, without limitation, the risks described in FairPoint’s most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. All information is current as of the date of this earnings call and FairPoint undertakes no duty to update this information. Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Thank you, Brett. Good morning, everyone. As I’ve done in the past, I’m going to keep my remarks fairly high level and focus mainly on three key areas. First I’ll share a few thoughts regarding the recently completed systems cutover and the progress we’re making in restoring the Northern New England business to a more normal level of operations. Then I’ll provide some comments on our first quarter operating results, and then I’ll spend a little time talking about our plans and priorities for the remainder of the 2009. Peter is then going to provide you with a more detailed update regarding cutover and Al will close with remarks reviewing our financial and operational results for the quarter. We’ll then open the call up for your questions.

As you know, during the first quarter we completed the unprecedented cutover to our new systems for the northern New England operations. As I’ve said before, never in the history of telecommunications in the United States has such a complete and comprehensive systems cutover of this scale been undertaken. And just to put it all into perspective, Verizon operated in northern New England using about 600 different systems, which were developed and integrated over many decades. We’re now performing the same functions with approximately 60 systems, using a very different architecture, and we simultaneously converted virtually all of these systems and that was a major, major undertaking.

As we stated on the year-end earnings call, many aspects of the cutover involving managing and monitoring the network went extremely smoothly. Unfortunately the successes that we experienced on the network aspects of cutover have been overshadowed by the difficulties with a number of the back-office systems and processes. These difficulties have clearly caused visible disruptions to a number of our key day-to-day operational activities and have either negatively impacted, or at the very minimum inconvenienced many of our customers and we deeply regret this. We want happy customers. In retrospect, while many of the issues we’ve experienced were anticipated in advance, the truth is the overall magnitude of the difficulties was beyond our expectations. We’ve been totally focused and we’ve worked quite diligently to correct the issues and I’m pleased to report that over the past several months we’ve made very, very measurable and significant progress in most of the critical areas, and we’re on a path to largely return to a normal level of operations by the end of the second quarter.

As we indicated on our late March call, all of our billing cycles were essentially caught up in the early March timeframe and are now being processed on a normal schedule. We have also continued to fix billing defects and errors as they are identified. Currently the billing errors that remain affect a relatively small percentage of our customers, although in some instances they tend to be larger customers with more complex bills and special requirements. But at this time, our bills are around 96% to 97% correct. We are, however, continuing to experience difficulties with our collection efforts as a result of a lack of system functionality which has negatively impacted our liquidity.

In terms of new orders, our provisioning and installation activities have increased steadily over the past month or so. We’re now making progress in reducing the initial cutover driven backlog. This has been accomplished in a number of ways, including identifying and fixing numerous system defects through increased training and proficiency of our employees on the new systems and through a great deal of manual intervention which has necessitated increased overtime on the part of our employees and the need for us to bring in additional help on a temporary basis to enable us to process and provision orders in a more timely fashion and begin to catch up on the backlog.

Probably the best single indicator of our success and our progress is the level of call volume in our customer service centers. Calls about provisioning and installation delays have decreased, as have calls about bills, as our customers are now receiving bills on a timely basis, and those bills are largely correct. As a result, call volumes into our customer service centers have declined significantly over the past month and are now very, very close to pre-cutover levels. Peter will provide a more in depth update on the progress in each of these areas but before moving on, I want to acknowledge the past several months have been very, very difficult both for many of our customers, as well as all of our employees. Our employees want to provide our customers with a good experience and we’re all disappointed in our failure to do so.

Now let me shift gears and move to the operating results. Our overall financial results for the quarter were negatively impacted by the continued substantial level of cutover related costs that we incurred as well as by our assumption of the services that were previously performed by Verizon under the transition services agreement. But looking beyond those factors, we were very pleased with the continued improvement in the access line trend, particularly in light of the cutover related difficulties I just mentioned, but also in the face of a very difficult economic environment.

The trend in access line equivalents in the northern New England operations continued to improve as access lines declined by 1.8% on a normalized basis in the first quarter compared with the decline of 2.7% in the last quarter of 2008. This improvement is after adjusting for disconnect orders that had not been fully processed through the systems at the end of the first quarter due to the remaining cutover backlog and the one time cutover related adjustment. The improvement in the trend for access line equivalents primarily reflected growth in high-speed data subscribers, reduced business access line losses and the impact of higher seasonal disconnects experienced in the fourth quarter of 2008.

During the quarter, total high-speed data subscribers increased by 1.9%, reaching nearly 301,000. High-speed data penetration was 35.9% in Legacy FairPoint as of March 31st, followed by only 18.9% in northern New England. So the success we’ve been able to achieve in the Legacy FairPoint markets and the significant differential in penetration between northern New England and the legacy markets indicates to us there is a tremendous opportunity for improvement and growth in northern New England and I think we’re beginning now to start to see some of that. We expect to begin to capitalize on this opportunity in the coming quarters as we return to a normal level of operations in northern New England and begin to aggressively market our products and services.

On the business side, although one quarter doesn’t represent a trend yet, it appears that our focus on the business market and our efforts to increase our small and medium business sales force is going to pay dividends. Business access lines remained essentially flat during the first quarter in northern New England and that’s the best quarterly result we’ve seen since the closing of the transaction. As I’ve said before, we believe the business market offers us a significant opportunity for growth, particularly as we begin to roll out enhanced IP services.

In total, revenue for the first quarter came in at just under $312 million, a 2.4% decline compared with the fourth quarter of last year, and modestly better than the trend of the last few quarters. Now that systems cutover is largely behind us, we’ve initiated an aggressive revenue assurance project. This project is essentially focused on completing a switch to bill audit by employing well established software programs that are utilized by other wireline providers across the industry to ensure all of the traffic that is run through our switches is being properly captured, rated and then billed to our customers. Based on the experience of other Telcos as they have gone through this effort, I’m cautiously optimistic this project will generate incremental revenue that was not previously identified.

With that, let me shift gears again and give you a brief update on the key priorities for 2009 that we discussed with you on the last earnings call. As we said, our first priority is the successful completion of the systems cutover, we now believe we’re on a path toward executing on that important priority. Unfortunately, the delay we’ve experienced has cost us both monetarily in terms of the significant incremental costs we’ve incurred to operate the business but also in terms of management time and attention and has resulted in a delay in the execution of our 2009 operating plan, and importantly, has limited our ability to compete effectively in the marketplace. One of the more critical aspects of restoring our operations towards normal levels is that we’ll be able to offer new promotions and packages to our customers including customizable bundles as well as a full suite of services that leverage our new high-speed IP data network.

That brings me to our second key priority for the year, the completion of the core network build-out. We said last quarter we expected the core network build out to be completed by the middle of the year. While we’ve continued to make progress on that front, given some of the difficulties we’ve experienced following the cutover, the core network build-out has been delayed by at least 90 days. We believe it’s prudent to take the extra time to ensure the operations are back to a normal level of activity for several months before we begin to roll out a new suite of services and stress the operations anymore. While we recognize that this delay will reduce our opportunity for revenue growth in the second half of the year, we want to be absolutely certain we are ready to support the new services before we ramp up the marketing and sales efforts.

Now on the cost side, as our operations return to a normal level of activity, we intend to aggressively eliminate contractor and other costs that we’ve incurred to support our operations during the cutover and post-cutover periods. In fact we’ve already made significant progress in doing that in the last 30 days or so and we expect that progress to continue and actually to accelerate. In addition, we intend to aggressively drive operating costs down as we begin to gain efficiency on our new systems and turn our focus and attention to streamlining our operations and reducing the costs associated with many of the legacy processes and contracts that we inherited from Verizon.

As I said before, none of this will come easily and it will take some time. We expect to begin to see the initial impact in improved efficiency in the second half of this year. Nothing has changed on that. We really expect for you to start seeing that in the second half. With that I’ll turn it over to Peter for a more detailed report on our successful systems cutover. Peter?

Peter Nixon  - FairPoint Communications, Inc. - President

Thank you, Gene. As in the past, I’ll focus my comments on the status of the post-cutover and systems integration efforts. There are three primary areas I would like to discuss with you today. First, billing, second, customer call centers and third, is the order flow through.

First, let me start with the billing system and the status of the conversion. All billing cycles are being processed on schedule and have been since early March. We’re being extremely careful to ensure the bills are as accurate as possible and we have made significant improvement in bill accuracy since cutover. In fact, as Gene mentioned earlier, our bill accuracy rate is between 96% and 97%. With that said, as with any billing conversion, we have not been able to catch and correct every error before the bills go out. We have and continue to work diligently to correct any billing errors as quickly as possible, to minimize impact on our customers. We believe the billing process is going well and bill error rates, although modest at this point, continues to improve.

That leads me to a second area I wanted to discuss, which is the volume of calls into our call centers, and in particular, our consumer call center. Call volumes into our consumer and business call centers experienced the anticipated increase following the first two bill cycles after cutover. Prior to cutover, our weekly call volume into the consumer call centers averaged approximately 35,000 calls. In early March, when we were sending out a large volume of bills and catching up on the billing cycles, the weekly call volume into our consumer call centers exceeded 85,000 calls. For each of the past three weeks, however, these volumes have been approximately 37,000 calls. This significant reduction in call volume is directly related to the bill cycles returning to normal and the increase in bill accuracy.

As important to our ability to consistently reduce the number of issue-related calls, is our improving service level performance. This too, with a decrease in overall call volume, continues to improve. Now that we are back on the regular schedule for billing cycles, the billing accuracy is steadily improving and customers are now receiving their third bill since cutover. Call volumes are returning to pre-cutover levels. Customers are also becoming familiar and more comfortable with the new billing layout, significantly reducing the questions related to understanding new charges and other account information.

Finally, I wanted to give you an update on order flow through and meeting our customer due dates. As we told you on the last call, this has been a problem area for us. We have made steady progress in the orders flowing through the applications but are still working on several issues. Since we brought our systems online on February 9th, we have received almost 200,000 valid orders, of which over 175,000, or 85% have been completed. Of the remaining approximately 25,000 orders in the system, 10,000 to 13,000 are considered late, with roughly one-third of those less than 10 days late. Under normal business operations, we would expect to have approximately 12,000 to 15,000 orders in the system at any point in time.

Let’s first look at order flows and metrics that we monitor to help us to better understand how many orders are being processed through the application. Prior to cutover, we were averaging between 400 and 500 field dispatches per day. This past week alone, we averaged nearly 600 with a single day reaching almost 700. So as you can tell, the orders are getting to the field at a much higher rate. Another sign of our progress is that for all of the orders completed since February 9th through mid-April, we averaged 18 days per installation. However for the period from March 15th to April 23rd, we have averaged seven days, an improvement of over 60%. While this is good and the progress has been steady, the number of backlog orders continues to challenge us. We now anticipate that the approximately 10,000 to 13,000 orders in backlog will take us to the end of the second quarter to complete.

There are several initiatives under way to help reduce that backlog. One example is an initiative to resubmit the oldest orders into the system. We have made significant progress in system performance since cutover and reflowing the older orders allows us to use that progress to complete those older orders. Overall we are reducing the average number of days to install an order, increasing the number of field dispatches per day and continuing to reduce the percentage of orders that are 10 days late.

So in review of the order flow volume, we are getting more orders through systems and into the field, and servicing customer orders in a more expeditious manner, which will help reduce our backlog and get us to pre-cutover levels.

That concludes my formal remarks today. Hopefully I have given you a good sense of our continued progress and commitment to servicing our customers. The hard work we have put in enables us to move that much closer to achieving more normalized operating levels.

And with that, I’ll turn the call over to Al. Al?

Al Giammarino  - FairPoint Communications, Inc. - CFO

Thanks, Peter and good morning, everyone. I’m going to focus my remarks this morning on five main areas. First, I’ll talk a little about access line and customer metrics, then I’ll shift to revenue and operating expenses, thirdly, I’ll talk a little bit about Adjusted EBITDA, then we’ll move to cash flow and liquidity, and finally, I’ll conclude with a few comments on our debt covenants. So let me begin with comments regarding our access line and customer metrics.

Overall, as we reported, total access line equivalents stood at more than 1.7 million at the end of the first quarter and that represented a decline of 8.8% on a year-over-year basis. During the first quarter, our consolidated access line equivalents declined by 1.2%, or 1.6% after normalizing for a one-time increase of about 6,500 lines, which were identified during the cutover process. That represents an improvement of over 40% on a normalized quarter-over-quarter basis from the 2.7% decline that we experienced during the fourth quarter of last year.

In northern New England, which accounts for over 80% of our total lines, access line equivalents declined by 1.8% after adjusting for the one-time improvement resulting from the cutover that I mentioned a minute ago, compared with a decline of 2.7% in the fourth quarter of 2008. And on the Legacy FairPoint side, we experienced a decline of less than 1%, 0.8% compared with a 2.6% decline in the prior quarter. Solid improvement.

We saw solid improvement across all of the major segments comprising total access lines. Residential voice lines declined by 2.4% quarter-over-quarter and that was down from 3.3% experienced in the prior quarter. Business voice lines were down by 0.5%, compared with nearly 3% in the fourth quarter. Wholesale lines declined by 1.7% compared with a more than 4% decline in the fourth quarter and high-speed data subs increased by nearly 2% or about 1.3% on a normalized basis, compared with well less than 1% in the prior quarter. Now all of those improvements occurred despite the continued weakening economy, and as we reported in our earnings release, and as Gene mentioned, access lines were adjusted downward to reflect all the pending disconnects that were hung up in our systems and had not been processed as of the end of the quarter due to the systems cutover related issues.

Now as we mentioned last quarter, it is important to keep in mind that our Q4 numbers typically do contain some seasonality associated with early fall disconnects in the northern New England states as well as in certain of our Legacy FairPoint markets. Nevertheless, we’re certainly pleased by the continued improving trends, particularly given that much of our attention during the quarter was focused on completing the cutover and beginning to restore the Northern New England operations back to a more normal level. In fact, with the operational challenges we experienced in the first quarter and the resulting increase in call volumes into our customer care centers that Peter just spoke about, we did not launch any new promotions into the market during the quarter. And we’re certainly looking forward to changing that as we return to a normal level of operations so that we can begin to launch our newly planned marketing initiatives.

Switching gears, turning to revenue, as you know, our consolidated reported revenue for the quarter was $311.6 million, that was 2.4% lower than the $319 million reported in the fourth quarter. This decline was modestly better than the 2.7% decline reported in Q4, reflecting the declining level of access line equivalents as well as the continued effects of a very weak and distressed economy. Revenues for the quarter were also reduced by about $1.7 million for the estimated impact associated with the pending disconnects that hadn’t processed through the systems on a timely basis during the quarter as well as to give affect to other anticipated billing adjustments and credits that had not been reflected on customer bills as of the end of the first quarter.

On the expense side, our operating expenses for the quarter were down over $31 million, compared to the fourth quarter of 2008. And that reflected largely the termination of the Transition Services Agreement with Verizon at the end of the January. As expected, if you exclude transition services and other cutover related costs, quarter-over-quarter operating expenses increased by about $10 million, driven largely by the additional costs that we incurred for services that were previously provided under the TSA with Verizon. Now operating expenses for the quarter also included a non-cash accrual of nearly $3 million, related to 2009 vacation pay for employees in our Northern New England operations. Since annual vacation time for these employees fully vests on the first of the year, the full annual amount is accrued in the first quarter and the $3 million that I spoke of represents the portion of those costs that relates to the last nine months of 2009.

Moving to Adjusted EBITDA, beginning this quarter, we provided two Adjusted EBITDA amounts in our release. One is determined in a manner that’s consistent with the definitions contained in our Credit Agreement and is identified as Covenant Adjusted EBITDA. This measure reflects the add-back of costs incurred under the Transition Services Agreement with Verizon, which, as I mentioned, has now ended. It also reflects the add-back of other cutover related costs, subject to a cumulative cap for allowed cutover related add-backs as set out in our Credit Agreement. And finally, this measure reflects the add-back of other non-cash items that affect earnings such as pensions, other post employment benefits and stock compensation costs.

The second measure of Adjusted EBITDA is intended to help to provide you with an operating or run-rate Adjusted EBITDA which differs from Adjusted EBITDA for covenant purposes. And there are several main differences and let me just walk you through those between the two measures. The first difference involves a $15 million gain which was realized during the quarter, related to the settlement that we reached with Verizon early in Q1 and, in fact, we announced that during our fourth quarter call. Specifically the $15 million related to the acceleration into January of this year of a potential March 2010 payment, which would have been tied to access line losses that would have occurred between April 1st of this year and March 31st of 2010. In addition, as part of the settlement, Verizon waived any potential refund of this amount and consequently it’s been reflected as other income in our Q1 operating results. This gain is reflected in Adjusted EBITDA for covenant purposes, but is excluded from our run-rate Adjusted EBITDA.

The second difference involves non-TSA cutover related costs. During the first quarter, we exceeded the cumulative limit of $61 million for the add-back of these cutover related costs for covenant purposes. As a result, of the $19.4 million of aggregate cutover related costs we incurred during the quarter, about $9.7 million, or roughly one-half, have not been added back to Covenant Adjusted EBITDA. So to enable you to better assess our expected ongoing run-rate, we have added back all cutover related costs to calculate Adjusted EBITDA on a run-rate basis.

The third difference relates to the non-cash accrual for vacation pay that I mentioned a moment ago. In order to reflect a more appropriate level, again, of Adjusted EBITDA from a run-rate perspective, we’ve added back the portion of the full year accrual that relates to the remaining nine months of 2009. And finally, there’s a small adjustment for severance costs which we incurred during the quarter related to a downsizing in the Legacy FairPoint portion of the business. So with all of these adjustments for the quarter, we reported run-rate Adjusted EBITDA of $123.2 million, compared with $137.5 million for Q4 and that decline primarily reflects the reduced level of revenue and the higher operating expenses that I mentioned a minute ago which we incurred for services that were previously provided under the Transition Services Agreement with Verizon. On a Covenant basis, Adjusted EBITDA for the quarter was $125.1 million.

With that, let me turn to cash flow and liquidity. Cash flow from operations for the quarter totaled just over $46 million, compared with about $21.3 million in Q4. Now the first quarter amount has been reduced by $19.9 million for payments that we made to Verizon under the Transition Services Agreement and the final settlement agreement. Also negatively impacting operating cash flow in the quarter was the $19.4 million of other cutover related costs that I mentioned a minute ago. After giving effect to these non-recurring costs, cash flow from operations would have been $85.4 million for the first quarter of 2009, compared with $97.8 million in Q4 of 2008.

During the first quarter, we did obtain Verizon’s consent under our Tax Sharing Agreement to repurchase certain of our outstanding senior notes. Following that, we did in fact, repurchase senior notes with an aggregate principal value of $8 million for $2.2 million in cash. We also prepaid $3.3 million of principal under our Term Loan Credit Facility. So as a result of those transactions, in total we retired $11.3 million of outstanding debt during the quarter in compliance with the regulatory orders in the three northern New England states.

Going forward, I would tell you that we do intend to seek from time to time to continue to repurchase additional FairPoint senior notes in the market. Needless to say, any such repurchases will depend upon market conditions as well as our liquidity needs and other relevant factors.

As previously reported, during the quarter we drew down $50 million under our $170 million revolving credit facility. As of the end of the quarter we had about $4.7 million remaining available under that facility, net of letters of credit that were outstanding totaling about $15 or so million. As of the end of April, the Company also had pending commitments for additional letters of credit totaling $3.2 million.

From a liquidity standpoint, we ended the quarter with more than $92 million of cash on hand which excludes an additional $55 million in cash, which is restricted in use for specific purposes, primarily related to network improvement projects in the state of New Hampshire. As of the end of April, after making the semi-annual interest payment on the senior notes on April 1st, we ended the month with approximately $69 million of cash on hand, again excluding the restricted cash. While we currently believe that cash flow generated from our operations together with the cash on hand should be adequate to continue to meet our obligations, any delays or disruptions in cash flow would certainly place further strains on our liquidity.

Now finally, regarding our debt covenants and credit ratios, as we reported in our 10-Q filing and our press release, as of March 31st, we remain in full compliance with all of our covenant requirements and limitations. However, in light of some of the operational difficulties that we experienced following cutover, the additional incremental costs that we incurred to operate the business following cutover and our resulting inability to fully execute on our 2009 operating plan and compete effectively in the marketplace, it now appears that we are at risk of violating our interest coverage covenant as early as the covenant period ending June 30th, 2009.

Now just a few comments. Despite the low interest rate environment, we’re also being negatively impacted by our interest rate swaps which fix the interest rate on roughly $1.4 billion of what would otherwise be floating rate debt, as well as by the LIBOR floor of 3% that exists in our Term B Loan Facility. So given this potential risk, we have had discussions with and are actively considering engaging a financial advisor to assist us in evaluating our capital structure and to explore all of our options, including a possible restructuring of our debt. With that, I’ll stop there and we’ll open the call for your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Simon Flannery with Morgan Stanley.

Simon Flannery  - Morgan Stanley - Analyst

Okay. Thank you very much. Good morning. A couple of things. Could you just talk about the broadband stimulus package and any opportunities you see from that? I know expanding broadband in the new properties in New England is a big priority for you, if that’s something that could help. And secondly, you had some better metrics across the board this quarter. Can you talk about what is driving that? Is it really — is it fewer disconnects, is that driven by the housing market, is it fewer or higher gross adds or how is the cable competitive environment or is it stabilization of the economy? What are some of the factors that you really attribute to the improvement and what you see whether this is sustainable going forward? Thank you.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Thanks, Simon. On the stimulus side of things, we expect that we will be a significant receiver of stimulus funds; although the rules have not been established yet. The process is ongoing. We’re very actively engaged in that. But as you can imagine, both politically as well as from a regulatory side, the regulators are the ones that will look at all of this. But we are the poster child for the stimulus funds, for what they’re intended to do and we’re ready to go. So the term “shovel-ready” I think they’re using. So when those rules come out, we do expect that we will participate in that program in a significant manner. But it’s too early to tell what that means yet.

On the access line level, I think that largely it reflects a couple of things. One, is we did make a pretty hard push on broadband sales and I think we’re seeing the impact of that now. I think there has been some pretty aggressive competition from us from the cable companies in particular, and the negative impact on that has not been as great as I guess it could have been. Importantly, I think, one of the places that we’re seeing the greatest I think gains right now are on the business side, and that’s because we have increased our business sales force. We’re working very diligently going after businesses that previously we didn’t spend much time with, the small and medium businesses. We now have a sales force actually actively calling on them and we think that’s paying real dividends for us.

I think that we have been maybe less impacted by the economy than we had expected to be, however, I think Al has pointed out that the cash receivable balances are trending up a little right now and that could indicate perhaps some issues with the economy. We’re not sure yet. We’ll know more in the next probably 30-45 days, I would think, about that. But I think it’s a combination of a lot of things, and a lot of hard work. And we’re quite frankly really pleased where we are right now. Whether it’s sustainable into future quarters, we think it is, but we would like to say that one quarter does not yet make a trend, but we’re seeing indications that this is going to be sustainable. So we’re certainly hopeful it will be.

Simon Flannery  - Morgan Stanley - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of David Barden with Bank of America.

David Barden  - Bank of America - Analyst

Hey, guys, thanks. Maybe two questions, if I could. First, Al, there is just a ton of nits and puts and takes that seem to be kind of related to the transition cutover and the transition agreement and since we’re talking about a potential technical violation of debt that could hinge on a million plus or minus, if you could maybe go through the revenues, costs and cash flows, just so we can really get that quarterly clean run-rate for those metrics correct. And then overlay some of the seasonality forces that are at work on top of that, that would be super helpful.

And then I guess obviously the elephant in the room is, if where we’re going is restructuring, it’s really binary, right? You either come to an agreement with the banks, and under those circumstances it’s pretty unlikely that equity is going to see the stock buyback or dividend return until you’re paying the banks down, or you do not come to an agreement and the equity goes away. So could you guys talk about, for equity holders out there, how equity holders should be looking ahead for the next six months with this story, given where we are with this bank covenant test? Thanks.

Al Giammarino  - FairPoint Communications, Inc. - CFO

Sure. Sure, thanks David. Let me start with the first part and then maybe Gene and I together will handle the second part. Just to give you a sense, there are a lot of moving parts, obviously. I think I spent a few minutes in my prepared remarks walking through a number of those. But just maybe a few soft data points as people project ahead.

Obviously in our Q1 Covenant EBITDA, we did have that gain associated with the Verizon settlement that will go away. So people need to keep that in mind. There will be cutover related costs incurred throughout Q2, albeit at a declining rate. As Gene said, we’ve taken some aggressive actions already over the past 30 days, more to come. So by the end of the second quarter, I would expect that all of these cutover related costs will be out of our cost structure, so that beginning in the second half we’ll have a clean run rate from an operating expense standpoint. And as I said in my remarks, we incurred about $19 million or so of these other non-TSA cutover related costs. And I expect the number in Q2 to be less than that. The TSA agreement, that ended at the end of January. There was one monthly payment made in the first quarter, but there will be no costs related to that on a going-forward basis.

On the revenue side, we have seen some early indications that we’re billing a little bit more revenue now, post cutover, than Verizon was billing on our behalf pre-cutover. Some of that is the 6,500 lines that I mentioned that weren’t being counted in Verizon systems and weren’t being billed. In addition to that, we’ve got this revenue assurance project that we’ve initiated that Gene talked about, which is a full switch-to-bill audit. That wasn’t something that we could do while we were on the Verizon systems, obviously now that we’re running over our own platform, we have full control over that. So we are aggressively looking at that and I certainly hope that will be a positive contributor to revenue going forward. So I think those are some of the main puts and takes that people ought to be thinking about as you — as you model the rest of the year.

On the restructuring side, let me just make a couple of comments and then Gene can jump in as well. I’m not sure it’s as binary as you make it out to be, David. Certainly one option is to approach the banks and negotiate a waiver or an amendment. In normal times that would have been considerably easier than it would be in the times that we’re operating in today. I’ve in fact done it before in several prior lives. But the banks are much more aggressive in this environment and so there is certainly no assurance that we would be able to reach a mutually satisfactory agreement there.

On the other hand, a restructuring, we have the option of buying back the bonds in the market. Our liquidity certainly limits our ability to do that. But that, at current pricing, that is a very attractive economic transaction for the Company and one that we will continue to pursue. On top of that, there is a broader restructuring and certainly there are lots of examples of restructuring that are done on an out-of-court basis and that may or may not have a direct impact on equity or have a equity component attached to them. So I think there are a number of options and we are exploring all of those fully. I’ll stop there. Gene, any further thoughts?

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

All I’ll say is that I don’t think it’s by any means we’ll have covenant defaults, we may, we may not. We’re working hard to do everything we can on the operating side to make sure we do not and I see a lot of success in that everyday. I think the next couple of quarters are, as you pointed out, are going to be interesting. I don’t know the right term to use. Interesting comes to mind. I own almost 1% of the stock now. I’m obviously hugely impacted and very interested in what goes on here as well. And I think there is reason for cautious optimism. And so I think — I’ll just stop at that point without going any further.

David Barden  - Bank of America - Analyst

If I could just do one quick follow-up guys, or maybe Al, with respect to the quote, unquote bank debt, who do you think actually owns the bank debt today? Have you been approached by any nascent groups that are kind of forming to present a negotiated crew or do you think that the banks, literal banks, are the ones that actually own that paper now?

Al Giammarino  - FairPoint Communications, Inc. - CFO

It’s fairly widely held, David. Certainly our key relationship banks continue to hold a sizeable percentage of the total term debt, along with the revolver. So they will be an important element of any negotiated solution. But they do not — I don’t believe they constitute a majority and the rest of the debt is fairly widely distributed.

David Barden  - Bank of America - Analyst

Thanks, guys, really appreciate it.

Al Giammarino  - FairPoint Communications, Inc. - CFO

Yes.

Operator

Your next question comes from the line of Ana Goshko from Bank of America.

Ana Goshko  - Bank of America - Analyst

Thank you very much. So Al, I just wanted to follow up on your question, or on David’s question on the EBITDA because I wanted to make sure I understood your answer on what is a normalized EBITDA. First of all, the $15 million Verizon benefit in the quarter, it looks like that’s actually backed out of the $123 million adjusted EBITDA and in my calc, I get to your number also backing that out, so that’s not really a one-time benefit that’s in the normalized EBITDA. The second question is, are there any costs not reflected in the quarter? In the fourth quarter you said there were about $12 million that weren’t reflected on a post cutover stand alone cost structure. Is there anything that’s not reflected? So that’s just the follow-up.

And the second question, on the line loss, it was really good, surprisingly good, relative to the last couple of quarters and I know you that adjusted for disconnects that have not been processed by the quarter end, but part of the issues that we have heard about in the first quarter were people just weren’t getting through to the call centers because the call centers were jammed. So I’m wondering if there is an effect that when the call center started picking up the phone again in April and May, are you seeing a disproportionately large volume of a disconnect calls coming in?

Al Giammarino  - FairPoint Communications, Inc. - CFO

Okay, thanks, Ana. Let me take the first part of that first. As we did say in the fourth quarter, we expected that we would incur roughly $10 million to $12 million in costs on a quarterly basis to replace the $15 million to $16 million monthly that we were paying to Verizon under the TSA. And I would say that most of those costs are in the first quarter. But probably not the full totality. Obviously the cutover didn’t take affect until the end of January. So we weren’t sending bills out for the month of January and incurring postage and those kinds of things. We only ran our systems for two months during the quarter, not three. So there is a little bit more to come. But you can do the math on that.

Other than that, I think our cost structure is fully in place. And as Gene said, we’re going to be looking aggressively at areas to reduce those costs, starting with contractors and a lot of the costs that are cutover related. Those should all be out of the cost structure by the end of the quarter and then we’ll start looking at other areas beyond that aggressively in the second half.

In terms of the line loss, obviously our call volumes, as Peter said, have come down to largely pre-cutover levels over the last three or four weeks. So people are now getting through to the call centers on a regular basis, the abandonment rate is very low and I’m not aware of any significant uptick in the level of disconnects during the month of April. I haven’t seen all of the final statistics but certainly not aware of any big increase.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Let me add to that a couple of things. One is we are seeing seasonal reconnects now. That’s one of the reasons that our call volumes are slightly higher than they were pre-cutover. That’s largely because of reconnect seasonal customers. Secondly, let me say that remember the — our experience with Telecom group is when we’ve had cable competition within one or two quarters after the competition came in, we got back to a more normal level of — from a standpoint of the impact of the cable companies that the impact came fairly early and then leveled off and was not as great going forward. And that was born out in the Telecom Group’s — Legacy Group’s results in the first quarter of this year. Where last year we had some new cable competition in the fourth quarter, this year it’s gotten to be more normalized again.

I think we’re ahead of the rest of the industry in the competition because of the nature of the transaction because of the fact that this was owned by the incumbent of Verizon prior to that. And by the fact that the cable companies, for instance, took real advantage of that. And so in some respects, the easy pickings have gone and we fully expected that the impact was starting to climb. So I think it’s a lot of things that are impacting our access line caps right now, and I would not label any single thing, but I do think that there is a lot of logic for it to look like it looks like this quarter.

Ana Goshko  - Bank of America - Analyst

Okay. Great if I could just ask one more. On the bond buybacks, I was wondering why did you do a partial bond buyback of only the $8 million reduction and then partial bank given that the bond levels were pretty attractive from your standpoint to buy back? And then in terms of bond buybacks, going forward, what is your comfort level on a cash balance in order to go ahead and spend some money in buying back bonds? I mean at $70 million, it looks like you’ve got some comfort there. Is that a level of liquidity that makes you comfortable to go ahead and repurchase some more bonds?

Al Giammarino  - FairPoint Communications, Inc. - CFO

I’ll just note that you stuck two questions in there instead of one. But let me take each of those on.

On the buybacks, we were focused, this was in the March timeframe that we were in the market and at that point in time, we were just beginning to get bills out the door in a significant way. So we very much had liquidity on our mind. It was uncertain at that point in time as we mentioned on our Q4 call, what impact the billing delay would have on cash flow over the ensuing couple of months. So we didn’t have a clear picture of our liquidity position at that point. And as a result, we were really focused around satisfying the regulatory requirement to reduce our debt level by the $11 million and change. Now there were a lot of reasons that I’m not going to go into why we didn’t quite get to the full $11 million of face value, we ended up only repurchasing $8 million, but we will look to continue as I mentioned, to repurchase bonds on a going-forward basis.

From a liquidity standpoint, I am comfortable with where we are. Obviously we have some large debt service payments that continue on a quarterly basis. We have $45 million of debt service payments due at the end of Q2. That’s another $11 million or so of principal and the rest is interest. And then, at the end of Q3, we have the same $45 million roughly, depending on whether we’re able to repurchase bonds or not, plus we have the bond semi-annual interest payment due on 10-1-09. So we — the last thing that we will let happen is a payment default. And so we will make sure that we maintain the appropriate liquidity level as we move forward. And I think I’ll just leave it at that.

Ana Goshko  - Bank of America - Analyst

Okay. Thanks for taking all the questions.

Al Giammarino  - FairPoint Communications, Inc. - CFO

Sure.

Operator

Your next question comes from the line of David Sharret with Barclays Capital.

David Sharret  - Barclays Capital - Analyst

Hey, guys. Maybe just two questions. First, I was just wondering if you could provide some more details about the cost-cut opportunities? You mentioned you started to take some cost cuts I wanted to know if you were talking about the $19 million of one time costs that will be eliminated as we get into the second half, or are further run-rate costs, just some way to quantify before? You’ve talked about it before, just the $10 million to $12 million of incremental costs post cutover to just give us some scale. Are we talking about that kind of level, I mean what are we talking about in terms of cost cuts beyond the 19 of one-timers?

And then second question, just around liquidity, maybe just two parts. I mean, are you considering asset sales of lines outside of the northeast and that’s something your potentially actively working on to give you more liquidity to consider bond buybacks and then you have $13 million from restricted cash this quarter, just will that continue and is that additional liquidity source we should think about in addition to the $70 million of cash at the end of April? Thanks.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

That’s a complicated question there, multi part. And it’s not — you didn’t do multiple questions, but multiple parts. Let me start with the first question which is on cost cutting opportunities. I don’t want to be real specific about this, but if I do, I’m not sure how it will come out. But I’ll give you one example. We had a single contractor that we have run-rate costs of well over $2 million a month. Just in the last 30 days alone we’ve reduced that down to the point that it’s going to be $400,000 a month and then it goes down completely. So, there is dramatic room for reduction from contractors and Al has given you some sense of the amount of excess costs we had in the quarter. All of those costs we largely expect to come out by the end of this quarter so we’re going to make significant progress there. But I don’t want to try to quantify it because I think if I do, I get into some problems. I forgot —

Al Giammarino  - FairPoint Communications, Inc. - CFO

Asset sales.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Asset sales. Yes. The problem with asset sales right now is that it’s very hard to get them done because there’s not much financing capacity in the marketplace. We have said over and over again that we would sell assets when the time is appropriate that there are certain assets that we have are not as core as others. So yes, we will absolutely sell assets if the market allows us to do that and it’s at appropriate prices. I’ll remind you that there’s a tail on that that takes anywhere from six months to a year to close those transactions because of the regulatory issues in our world. But once you have a good contract, the deals will close I guess and you can start counting on it. So we will do that if the market allows us to.

David Sharret  - Barclays Capital - Analyst

And then as far as restricted cash, you expect that to continue to makes it way into available cash as it did this quarter?

Al Giammarino  - FairPoint Communications, Inc. - CFO

Well, much, David — much of what is remaining in restricted cash is really focused on network improvement projects now in the state of New Hampshire. The only thing I would tell you is we were — we are looking at all options, both from a covenant perspective as well as from a liquidity perspective and we’ll just leave it at that.

David Sharret  - Barclays Capital - Analyst

If I could just follow-up quickly on the cost cut side. I know you do not want to provide a number but just in terms of categories of cost cuts in terms of the contract, this is part of the $19 million of costs that are going away by the second half.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Let me just give you a couple of quick categories without going into any more details on that. We talked about a bubble work force, it is fairly significant. It will go away during this quarter and that’s significant dollars. We talked about a significant amount of overtime, specifically related to the cutover. The overtime related to the cutover has already started decreasing dramatically and will continue to decrease. That’s a very significant number. The contractors is a very significant number. We’ve already started cutting those quite substantially and that will continue to cut quite substantially as the quarter goes on. And I think I’ll stop with those broad categories.

Al Giammarino  - FairPoint Communications, Inc. - CFO

And David, the only thing I would tell you is all of those elements are part of that $19 million of other cutover related costs that we spoke of earlier.

David Sharret  - Barclays Capital - Analyst

Great. Thank you.

Al Giammarino  - FairPoint Communications, Inc. - CFO

Okay. Next question, operator.

Operator

The next question comes from the line of Tom Seitz with Barclays Capital.

Tom Seitz  - Barclays Capital - Analyst

Yes, thanks for taking the question. I actually have two. I’ll say that upfront. Can you give us the date that you got the waiver from Verizon and are there any restrictions on that waiver that we should be aware of? Are they completely comfortable that the, that given the change in conditions there’s no issues with the tax-sharing agreement?

And then I guess a touchy-feely one, but Gene you’ve acknowledged that the customer experience has not been what you hoped for. Clearly reading the news outlets, as you would probably expect, there is a lot of finger pointing going on. But you still seem cautiously optimistic. Are the regulators—are they seeing the progress that you’re seeing? Are they working with you or are we — should we expect more recriminations right away or are they giving you time to prove yourself like you seem to be confident that you’ll be able to do over the next several months?

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Well, Tom, let me answer the second question first. I think the regulators clearly are as invested in this as we are. There is no question in my mind that despite what they said publicly and in the hearings and so on, that they absolutely want us to succeed. And I think they’re totally invested in that. I think they’re exercising their appropriate role as regulators, asking some very tough questions. But I think they fully recognize the progress we’re making. We literally are in contact with them every single day with reports of our progress. We have a — a plan that we put in place, and which we call the Northern New England Stabilization Plan that we’ve established certain benchmarks and goals. We are achieving those benchmarks and goals already. And so I think they’re seeing significant progress.

We are seeing significantly less negative press, I would say in the last three weeks, than we received prior to that. The press likes to report on negative stuff but not necessarily positive stuff. We’re actually seeing in some cases positive press on our progress now and that’s something we did not see for a while. So at the end of the day, I think that it’s interesting, our business customers recognize despite their frustrations that we cannot serve them as well as quickly as we could in the past, they recognize how complex this is and they’ve been amazingly forgiving and supportive. Some of our consumers have rightfully so gotten a little up upset. I can tell you from the volume of calls coming into me personally, and letters that come to me personally, calls coming to my home, that that’s decreased dramatically.

Tom Seitz  - Barclays Capital - Analyst

Did you change your number, just by?

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

I did not change my number.

Tom Seitz  - Barclays Capital - Analyst

Okay.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

My wife would call me and say we got a call from so and so you need to call them right now and I’d do that. So, we did not change our number. But anyway, I think things are significantly better. We’re not by any stretch of the imagination done yet. We’re not back to normal operations, but we’re making huge progress towards that. And quite frankly, I think considering the complexity of what we’ve done, it’s amazing we are where we are at this point.

Al Giammarino  - FairPoint Communications, Inc. - CFO

Tom, let me take the first part of your question. In terms of the date of the waiver, I don’t remember the specific date. What I would tell you though is that the waiver was received after our earnings call in the fourth quarter, but obviously before we went into the market to repurchase the bonds. So that’s the best I can do in terms of a date. In terms of restrictions, there are no significant restrictions in the waiver or the consent, if you will. It allows us to go into the market to repurchase the senior notes and gives us quite a bit of flexibility.

Tom Seitz  - Barclays Capital - Analyst

Okay. Great. Thank you very much.

Operator

Your final question comes from the line of Thomas Egan with JPMorgan.

Thomas Egan  - JPMorgan - Analyst

Thanks for take my question. I actually have two as well. I figure since Barclays and —

Al Giammarino  - FairPoint Communications, Inc. - CFO

That seems to be the trend, Tom.

Thomas Egan  - JPMorgan - Analyst

What’s that?

Al Giammarino  - FairPoint Communications, Inc. - CFO

That seems to be the trend.

Thomas Egan  - JPMorgan - Analyst

I figured since Barclays and BofA had two people ask two questions each, I could have two. The first one surrounds the — since there is only 7 weeks between roughly — roughly between now and the time that you’ll be presenting your numbers for the second quarter covenant information, I mean, is there anything — you talked about things that you’re trying to do to make sure that you do not violate those covenants. I guess the question comes down to this, what sort of levers do you have that you can pull right now to try to get yourself in a position where you do not have to go and hire the financial advisor? Because I would assume at this point, given what you said about how widely held your bank debt is, that that would be — if you get to a point where you recognize that you’re going to violate the covenant, that that would be something that you probably would do. So could you just sort of give us some ideas about what leverage you have to avoid that at this point?

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Yes, let me comment on that. And I’ll just say two things. First is that both Al and I have been down this path on more than one occasion in the past. We have lots of experience in dealing with these kinds of issues. And I’m not — I don’t want to be specific about the levers we have to pull. We have a number of levers. I can assure you we are pulling every lever there is to pull. I was actually with one of our senior lenders last week and we talked a little bit about this broadly and my answer to him was, we’re doing everything we can humanly do and we’re finding levers and every lever to pull, we’re pulling and we’ll continue to do that. And I think I’m going to stop at that point without being really specific. We’ve talked about some of those and there are others we haven’t talk about for good reason.

Al Giammarino  - FairPoint Communications, Inc. - CFO

Tom, the one thing I would add from a timing standpoint, there is probably 7 weeks in the quarter. But we haven’t yet filed our compliance certificate for Q1. I think we’ll probably file that today or tomorrow. So we would not file our Q2 complaint certificate until we actually release our Q2 results, which is basically a full quarter away. That’s not to say that anything that occurs after June 30th could be reflected in the — in our Q2 numbers. But there is more than just seven weeks between the time — in terms of where we are today, and when we would actually file our Q2 certificate. So we’ve got more time than what you described to continue to work through this. And I just wanted to be sure that was clear.

Thomas Egan  - JPMorgan - Analyst

Oh, yes, that’s clear. I was thinking more along the lines of you’ll know whether you’ve violated the covenant or not at that point. I suppose, that was where I was going with that. The second question I have is maybe it’s more a little bit, more positive thinking. I guess whenever the time comes for you to negotiate with lenders or if you do not have to negotiate with lenders then the next step being in addition to cost cutting, you start to look forward to doing some of those promotional activities you talked about. Do you have a sense right now of how far away you are from being able to do promotional activities? And I would include in that, any plans that you might have to counteract any potential ill will that may have been stirred up as part of the cutover process that caused some problems?

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Well the answer to the question about marketing and starting to do some promotional activities, we actually started some soft promotional activities already. We’ll do more hard promotional activities relatively soon. The key to this was we had to get the call centers back to a normal level of operation because we cannot have customers calling and not getting through to talk to our people when we put in promotional kinds of things. Secondly, we want to make sure that when they do call in and talk to our people, we can get them installed. I think Peter indicated the installation intervals now have, while they’re still not as good as we like them, they are substantially better and actually for most customers at an acceptable level right now, although we’re not satisfied with it, we’ll do much better than that. So I think we’ll start seeing that soon and we believe that we’re going to have some really strong success once we start doing that.

Thomas Egan  - JPMorgan - Analyst

Should we think about it as something that probably doesn’t happen until after the second quarter is over, just so that you do not have those additional costs rolling in? Not the soft promotion, but maybe a bigger promotion?

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

I would say late second quarter. I don’t think costs will have a significant impact on the Company in the second quarter. Neither will — would the revenues from that, but they’ll start having significant impact in the third quarter.

Thomas Egan  - JPMorgan - Analyst

Okay. Thank you very much.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Operator, I think that’s all of the time we have. We really apologize for the call taking as long as it did today but there were a lot of very important issues we wanted to discuss with you. We really appreciate the questions and the interest and we’re sorry we couldn’t answer every single question and there are a number of conference calls that people are holding today and we realize that and I think it’s best to terminate the call at this time. So thank you very much. We’re going to work very diligently and we’re putting lots of hard hours in and I think we’re making very significant progress. So thanks very much and you have a wonderful day.

Operator

This concludes today’s FairPoint Communications 2009 earnings conference call. You may now disconnect.

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